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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to incorporation by reference and to the reference to our firm under the caption "Experts" in the registration statement on Form S-4 of Boykin Lodging Company of our report dated February 3, 1998, relating to the consolidated balance sheets of Red Lion Inns Limited Partnership and its subsidiary limited partnership (the "Partnership") as of December 31, 1997 and 1996 and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of the Partnership.

                                        KPMG Peat Marwick LLP

Phoenix, Arizona
April 13, 1998